Ex-10.52

                                December 7, 1998


VIA FEDERAL EXPRESS

Mr. Frederick J. Meno, IV
5013 River Bluff Drive
Fort Worth, Texas 76132

Dear Fred:

     Prime Retail, L.P. is pleased to extend to you an offer of employment as Senior Vice President - Operations. You will report to either the Executive Vice President - Marketing and Operations or the President and Chief Operating Officer. You will manage and supervise Prime Retail, L.P.'s factory outlet, strip and mixed-use shopping centers; and your responsibilities shall include, but not be limited to, involvement in long-term strategic planning and the management of day-to-day operations, budget and business plan creation and implementation, and employee training, development and motivation.

     This letter serves as a summary of the terms of your employment. Your bi-weekly base salary will be $7,500.00 ($195,000.00 on an annual basis). You will receive a commencement of employment bonus of $100,000, payable $50,000 upon commencement of your employment and $50,000.00 during March or April of 1999, simultaneously with the payment of annual bonuses to Prime Retail, L.P. employees. You will also receive options to purchase 25,000 shares of Prime Retail, Inc. common stock at $13.09 per share, with the options to vest immediately. The expiration date of the options shall be June 12, 2002; provided, however, the expiration date shall be either one year or three months (depending on the type of option) after your employment with Prime Retail, L.P. ends if it ends prior to June 12, 2008. (The number of shares, price per share, and expiration date are consistent with the 1998 grants made to Senior Vice Presidents of Prime Retail, L.P.)

     Beginning with the annual performance appraisal process during the first quarter of 2000, you will be eligible to receive an annual bonus each year based on your performance and the company's performance during the prior year. Such bonuses are customarily paid during the first four months of each year. Your bonus for 1999 shall be in an amount up to $105,000.

Mr. Frederick J. Meno, IV
December 7, 1998
Page 2




The amount of the bonus shall be based on the achievement during 1999 of certain goals established in connection with the 1999 budget and business plan and monitored throughout the year, as directed by the Executive Vice President - Marketing and Operations and the President and Chief Operating Officer. Your bonus shall be determined by performance in the following areas:


        ------------------------------------------------------------------------
                      Goal                                   Percentage of Bonus
        ------------------------------------------------------------------------
        1.  Net operating income (NOI) goal                           25%
        ------------------------------------------------------------------------
        2.  Sales and traffic goals                                   25%
        ------------------------------------------------------------------------
        3.  Specialty leasing/temporary tenant income goals           25%
        ------------------------------------------------------------------------
        4.  Discretionary                                             25%
        ------------------------------------------------------------------------

In addition, your manager may, either formally or informally, appraise your performance at any time during the year.

     Your position is exempt and, therefore, you will not be eligible for overtime compensation.

     You will be entitled to enroll in our medical and dental insurance and flexible spending account program. Prime Retail, L.P., however, retains the right to change, terminate or amend policies or unaccrued benefits at any time, comply with changes in the law, and/or respond to cost increases in benefits provided. Your medical insurance coverage will become effective the first day of the first month following thirty (30) consecutive days of employment. In other words, because your starting date is expected to be January 4, 1999, your insurance coverage will go into effect March 1, 1999. You will receive three (3) weeks of vacation (15 days) in your initial year of employment.

     Your relocation package will include reimbursement or payment of moving expenses (which shall not exceed the lower amount of at least two bids submitted by national moving companies reasonably acceptable to Prime Retail, L.P.); temporary living expenses in the Baltimore area for up to two months (such expenses not to exceed $4,000.00 per month); one-time expenses related to the move (such expenses not to exceed $2,500.00); and costs of two house hunting trips of your wife and you to the Baltimore area (including transportation, rental car, meals and hotel).

Mr. Frederick J. Meno, IV
December 7, 1998
Page 3




     If a change of control (as defined below) of Prime Retail, L.P. occurs and either (i) your employment is terminated during the period beginning six months prior to the announcement of the change of control and ending six months after the change of control (except if you are terminated for cause (as defined below)) or (ii) you resign after, but within three months of, the change of control, then you will receive a one-time severance payment of $300,000.00. The one-time severance payment shall be made (i) simultaneously with the change of control if you are terminated in the six month period prior to the change of control, (ii) upon your termination if you are terminated after the change in control, or (iii) upon your resignation if you resign after the change in control. This change in control severance payment provision shall not change the at-will nature of your employment relationship with Prime Retail, L.P.

     "Change of Control" shall be deemed to have occurred if (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Prime Retail, Inc. representing 50% or more of the total voting power represented by Prime Retail, Inc.'s then outstanding securities that vote generally in the election of directors (referred to herein as "Voting Securities"); (2) the stockholders of Prime Retail, Inc. approve a merger or consolidation of Prime Retail, Inc. with any other corporation, other than a merger or consolidation that would result in
(i) the Voting Securities of Prime Retail, Inc. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the total voting power represented by the Voting Securities of Prime Retail, Inc. or such surviving entity outstanding immediately after such merger or consolidation or (ii) 50% or more of the Board of Directors of the surviving entity is composed of members from the Board of Directors of Prime Retail, Inc.; (3) the stockholders of Prime Retail, Inc. approve a plan of complete liquidation of Prime Retail, Inc. or an agreement for the sale or disposition by Prime Retail, Inc. of (in one transaction or a series of transactions) all or substantially all of Prime Retail, Inc.'s assets; or (4) in connection with a merger or consolidation of Prime Retail, Inc. with any other corporation which is not described in either (1) or (2) above, an employee of the other corporation (or any of its affiliates) with whom Prime Retail, Inc. mergers or consolidates becomes the head of operations of Prime Retail, L.P. or assumes your responsibilities. "For cause" shall mean (a) a finding by the Executive
Committee of the Board of Directors that you have materially harmed Prime Retail, L.P., its business, assets or employees through an act of dishonesty, material conflict of interest, gross misconduct or willful malfeasance; (b) your conviction of (or pleading nolo contendere to) a felony; (c) your sanction (including restrictions, prohibitions, and limitations agreed to under a consent decree or agreed order) under, or conviction for violation of, any federal or state securities law, rule or regulation; or (d) your willful breach of any material written policies or procedures of Prime Retail, L.P.

Mr. Frederick J. Meno, IV
December 7, 1998
Page 4




     Please understand that the offer stated in this letter is the only offer being made to you. No officer, supervisor or employee of Prime Retail, L.P. has any authority to make any promises or commitments, either verbal or written, or enter into any agreement for employment for any specified period of time, or to make any assurances contrary to, or not contained in, this letter. Except as stated in this letter, you will be an at-will employee and your employment with Prime Retail, L.P. may be terminated either by you or Prime Retail, L.P. at any time for any reason or no reason and with or without cause and with or without notice. Further, by signing this letter, you agree to conform to the rules and regulations of Prime Retail, L.P.

     We look forward to your acceptance of the terms of your employment with Prime Retail, L.P. To do so, please sign, date and return the attached copy of this letter as soon as possible.

                                                     Sincerely,

                                                     /s/ C. Alan Schroeder
                                                     C. Alan Schroeder
                                                     Executive Vice President -
                                                     General Counsel & Secretary

Accepted:


/s/ Frederick J. Meno
--------------------------------
Frederick J. Meno, IV


         12/10/98
--------------------------------
Date

cc:     W. Daniel Brown